Exhibit 11.1

Xanadu Quantum Technologies Limited

CODE OF BUSINESS CONDUCT AND ETHICS

1.0 Introduction

The Board of Directors (“Board”) of Xanadu Quantum Technologies Limited (the “Company”, and together with its subsidiaries, “Xanadu”) has determined that the Company should formalize its commitment to conducting its business and affairs in accordance with high ethical and legal standards by enacting this code of business conduct and ethics (the “Code”).

2.0 General Principles

Xanadu is committed to conducting its business and affairs with honesty, integrity and in accordance with high ethical and legal standards.

The Code provides information and guidance for each director, officer, employee, consultant, contractor and agent of Xanadu (each a “Xanadu Representative” or “you”). For each Xanadu Representative, compliance with this Code constitutes a condition of employment, office or other service to Xanadu, as the case may be.

While not exhaustive, this Code provides an overview of the Company’s expectations for Xanadu Representatives and is supplemented by other current policies adopted by Xanadu, including those listed at the end of this Code, and those other policies that may be adopted by Xanadu from time to time. The Code touches on many types of activities and behavior which, if engaged in by you, could expose Xanadu and you to liability.

3.0 Application of and your Responsibilities under this Code

This Code applies to all Xanadu Representatives and receipt of the latest version of this Code will be deemed to constitute your acceptance and agreement to be bound by its terms.

You must ensure that you read, understand and comply with the Code. You must also understand and comply with any specific laws and regulations that apply to your specific role and complete any mandatory associated training that is offered to you. It is the responsibility of every Xanadu Representative to adhere to the Code and to report suspected violations of the Code as described herein.

The Code serves as a guide for you when faced with legal or ethical questions. The Code is not all-inclusive, and we do not expect the Code to answer every possible question that may come up in the course of conducting business. The Company expects you to use your own reasonable judgment at all times to follow the high ethical standards to which the Company is committed. If you are concerned about an ethical situation or are not sure whether specific conduct meets the Company’s standards of conduct, you are responsible for asking your supervisors or managers and, where appropriate, the office of the Chief Legal Officer, any question that you feel is necessary to understand the Company’s expectations of you. There is no conflict or inconsistency between good business and good ethics.

4.0 Communication of this Code

Copies of the Code are made available to all persons bound by it, either directly or by being posted on Notion.

Management at all levels are responsible for ensuring that those reporting to them comply with and understand the principles of this Code and are given adequate and regular training on it and the issues covered by it.

5.0 Compliance with Laws, this Code and Policies

All Xanadu Representatives, in discharging their duties, are required to comply with and respect:

(a)	the laws, rules and regulations of the jurisdictions where they carry out their duties to Xanadu and all jurisdictions where Xanadu conducts its business activities. The fact that, in some countries, certain laws are not enforced or that violation of those laws is not subject to public criticism will not be accepted as an excuse for noncompliance;

(b)	this Code; and

(c)	all Xanadu policies that apply to them.

Although not all Xanadu Representatives are expected to know the details of these laws, it is important to know enough about the applicable local, provincial, state and national laws to determine when to seek advice from the office of the Chief Legal Officer or other appropriate personnel. If a law conflicts with any Xanadu policy or this Code, you must comply with the law. If any Xanadu policy or this Code imposes a higher standard than what is legally required, you must comply with the higher standard. There are serious consequences for failing to follow any applicable laws, rules and regulations, including termination of service and potential criminal and civil penalties.

6.0 Annual Certification Regarding Compliance

All Xanadu Representatives specified by the Board, may be required to provide annual certification of compliance with this Code, confirming compliance with all laws, rules and regulations of the jurisdictions where they carry out their duties and where Xanadu is conducting its business activities, as well as compliance with all Xanadu policies.

7.0 Standards of Good Professional Ethics

Xanadu intends that its good reputation be maintained and accordingly, all of Xanadu’s activities shall be carried out ethically and with honesty and integrity, in the expectation that these activities will become a matter of public knowledge. Anything less is unacceptable and will be treated as a serious breach of duty.

8.0 Protection and Proper Use of Assets

All Xanadu Representatives must deal with Xanadu’s assets with the strictest integrity and with due regard to the interests of shareholders and all other stakeholders. Xanadu’s assets may not be used for personal gain or benefit. Xanadu assets include tangible property, intellectual property such as patents, trademarks, business and proprietary information such as new products, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information is a violation of this Code. This policy also applies to any property designed, created, obtained, purchased, leased, or copied by Xanadu for its own use including without limitation, files, reference manuals, user guides, reports, forms, policies, computer programs and software, data processing systems and databases.

In addition, all Xanadu Representatives must act in a manner to protect such assets from loss, damage, misuse, theft and waste and ensure that such assets are used only for legitimate business purposes. The misuse or removal without proper authorization from Xanadu’s offices of any of its property is prohibited.

9.0 Software and Content

All software you use in your work for Xanadu must be appropriately licensed and approved. You should not sign up to use any third-party software other than as approved by Xanadu’s IT team. It is against Xanadu’s policy to make, use or share illegal or unauthorized copies of software or other copyrighted material.

10.0 Protecting Information and Intellectual Property

The innovations you create every day are vital to Xanadu’s success. You are expected to understand the value of these innovations and to take appropriate steps to protect them. This means promptly disclosing to Xanadu all inventions and other intellectual property (“IP”) created or improved as part of any work for Xanadu, not disclosing such inventions or other IP publicly or to any other person without appropriate authorization, assisting with the preparation and prosecution of patent applications or any other applications to register IP, assisting with any enforcement of IP rights that Xanadu decides to pursue, protecting confidential information and avoiding the improper use of third-party confidential information or IP.

11.0 Access to Our Offices

Each Xanadu office has policies to ensure the security and confidentiality of Xanadu communications, protect Xanadu’s assets from theft, misuse or destruction and keep you and any guests safe. You are responsible for complying with these policies and with all related systems.

12.0 Retaining Records

Keeping clear, honest records is a big part of doing business ethically and legally. Whether it’s a sales report, a test result, or a financial statement, our records help tell the story of who we are and how we work. These records also help us meet our responsibilities to customers, investors, employees, and government regulators. Xanadu’s records and information are important assets that comprise its corporate memory and contain information critical to the continuity of its business. These documents or records include not only transaction records, but other electronic records, such as e-mail, voicemail, messaging apps and computer drives. You must manage business records and dispose of them only in the manner and timeframe established by Xanadu’s document retention policies. Please be especially cautious with records and information that are subject to a “legal hold”, which may be imposed under certain circumstances such as litigation or government investigations. When there is a “legal hold” in place, you may not alter, destroy or discard documents relevant to the lawsuit, legal proceeding or investigation.

13.0 Confidentiality

Information is a key asset of Xanadu. It is Xanadu’s policy to ensure that its proprietary and confidential information, including proprietary and confidential information that has been entrusted to Xanadu by others, is adequately safeguarded. All confidential information, including information about Xanadu’s business, assets, opportunities, suppliers and competitors should be properly protected from advertent or inadvertent disclosure. Confidentiality must be maintained in accordance with Xanadu’s Policy on Corporate Disclosure and Confidentiality of Information.

If you need to disclose confidential information belonging to Xanadu, you first must ask the office of the Chief Legal Officer to work with the other party to sign an approved non-disclosure agreement. In addition, sensitive matters or confidential information should not be discussed in public places.

If a third party has disclosed confidential information to you, you should treat such information as confidential, limit your use of the confidential information to the specific purpose for which it was intended, and ensure to comply with any applicable contractual restrictions on the use or disclosure of the information.

Never attempt to obtain a competitor’s confidential information improperly. This includes asking another employee to disclose confidential information they received while working at another company.

If you obtain another company’s confidential information accidentally or from an unknown source, it may be unethical or even illegal to use the information. Immediately contact the office of the Chief Legal Officer to determine how to proceed.

14.0 Data Privacy

Trust is the foundation of Xanadu’s relationship with its customers. Xanadu values the confidence its customers have in it and takes the responsibility of protecting their information seriously. To be worthy of their trust, Xanadu was built and will continue to grow with an emphasis on security, compliance and privacy. For more information, please refer to the Information Governance and Data Management Framework.

15.0 Requests by Regulatory Authorities

Stewardship of the data Xanadu receives from other parties, including customers, suppliers and vendors, is a responsibility Xanadu embraces. All government requests for Xanadu’s information, documents or interviews of its employees should be referred to the office of the Chief Legal Officer immediately. Nothing contained in this Code limits or otherwise prohibits an employee from communicating with, filing a charge or complaint with, or otherwise participating in any investigation or proceeding with any Canadian or United States federal, state or local governmental agency or commission (e.g., the SEC), including providing documents or other information, without notice to Xanadu.

16.0 Fair Dealing

All business dealings undertaken on behalf of Xanadu, including with its security holders, customers, suppliers, competitors and employees, should be conducted in a manner that preserves Xanadu’s integrity and reputation. It is Xanadu’s policy to seek to avoid misrepresentations of material facts, manipulation, concealment, abuse of confidential information or any other illegal or unfair practices in all dealings with Xanadu’s security holders, customers, suppliers, competitors and employees.

17.0 Good Ambassadorship

All Xanadu Representatives are ambassadors of Xanadu in both their business and personal lives. While Xanadu supports the freedom of the individual to pursue life in his or her own way outside of business hours, Xanadu Representatives are encouraged to act in a manner which upholds their good reputation and that of Xanadu.

All Xanadu Representatives are expected to represent Xanadu in a professional manner at all times. Neither the reputation nor the image of Xanadu shall be jeopardized at any time. The behavior of all Xanadu Representatives is seen to reflect that of Xanadu, so all actions must reflect the policies of Xanadu.

18.0 Conflict of Interest

Xanadu Representatives, in discharging their duties, must act honestly and in good faith with a view to the best interests of Xanadu. You are expected to avoid situations involving a conflict, or potential conflict, or the appearance of a conflict between your personal, family or business interests, and the interests of Xanadu, and shall promptly disclose any such conflict, potential conflict, or perceived conflict to Xanadu. This applies in particular to the exploitation of any property, information or opportunity, regardless of whether Xanadu could take advantage of the same.

You must perform your duties and arrange your personal business affairs in a manner that does not interfere with your independent exercise of judgment. No one working for Xanadu may accept financial compensation of any kind, nor any special discount, loan or favor, from persons, corporations or organizations having dealings or potential dealings with Xanadu.

Determining whether a conflict of interest exists is not always easy to do. A conflict can be direct or indirect, and even the appearance of a conflict of interest could create a problem. Before engaging in any activity, transaction or relationship that might give rise to a conflict of interest, you must first notify your manager or a member of the office of the Chief Legal Officer or, if you are a Board member, the Chair of the Board, and then seek written approval to engage in the activity, transaction and/or relationship. When in doubt about any potential or perceived conflict of interest, you should contact a member of the office of the Chief Legal Officer.

The following are examples of types of situations that could present potential or perceived conflicts of interest and should be disclosed:

●	Conflicting Employment: You or a family member are working or consulting for a competitor or potential competitor.

●	Hiring Related Parties: Hiring or supervising family members or others with whom you have a close, personal relationship.

●	Business Transactions with Related Parties: Awarding Xanadu business to a company owned or controlled by an employee of Xanadu or a member of his or her family.

●	Board or Advisory Service: Serving as a board member or advisor for an outside company or organization.

●	Investments: Owning or having a substantial interest in a competitor, supplier or contractor.

●	Gifts: Accepting gifts, discounts, favors or services from a customer/potential customer, vendor or supplier, unless equally available to all Xanadu employees.

●	Interested Party Transactions: Taking personal advantage of Xanadu Xanadu’s business opportunities.

●	Company Loans: Receiving a loan or guarantee from Xanadu benefitting you or your family member.

19.0 Corporate Opportunities

You are prohibited from taking for yourself personally opportunities that arise through the use of corporate property, information or position and from using corporate property, information or position for personal gain. This includes opportunities for the personal gain of a roommate, close friend, relative or significant other, unless the opportunity is disclosed to and pre-approved by the office of the Chief Legal Officer. These opportunities include, among others, Xanadu’s sales and other business development opportunities, inventing products or services and writing books.

You are also prohibited from competing with Xanadu directly or indirectly and owe a duty to Xanadu to advance the legitimate interests of Xanadu when the opportunity to do so arises.

20.0 Outside Employment

You may not engage in any outside employment that would interfere with your job performance or responsibilities. You must inform your manager or the office of the Chief legal Officer, before you take on any outside employment that might cause a potential conflict or perceived conflict.

21.0 Personal Relationships

Being in a personal relationship (e.g., dating, living together, etc.) with another employee (regular or temporary/contingent), applicant or contractor can possibly create a conflict of interest if that relationship might affect your judgment or appear to impact your judgment. If you have questions, the office of the Chief Legal Officer can help. A personal relationship between a supervisor and an employee who is a direct report to the supervisor, or over whom the supervisor has the ability to influence the terms and conditions of employment, must in all circumstances be disclosed immediately to the office of the Chief Legal Officer.

22.0 Business with Certain Related Parties

You should avoid conducting any Xanadu business with a relative or significant other, or with a business with which you, a relative or significant other is significantly associated (“related parties”). A potential or perceived conflict of interest can arise if you direct business from Xanadu to these types of related parties. To prevent a conflict of interest, employees directing business to or from Xanadu must discuss the situation with their manager and remove themselves from the decision-making process.

Even if a related-party transaction appears to be in Xanadu’s best interests, you must first fully disclose the transaction to the office of the Chief Legal Officer and receive approval from the Board, before engaging in that transaction. If you discover after the fact that Xanadu has done business with a related party, you must promptly report it to the office of the Chief Legal Officer, who will refer the matter for approval from the Board.

23.0 Outside Advisory or Board Service

Employees and officers must obtain approval from the office of the Chief Legal Officer for certain outside activities that could present an actual, potential or perceived conflict of interest with your professional responsibilities at Xanadu. For example, serving on advisory boards or boards of directors, or being appointed to industry groups may present actual, potential or perceived conflicts. Employees and officers must notify the office of the Chief Legal Officer in advance of accepting a board directorship, employment, or partnership in a supplier, customer or competitor. Employees must disclose to their manager, in advance, outside activities that may or will impact the employee’s ability to perform the essential functions of their position at the expected level.

24.0 Investments and Business Interests

If you, or your relative or a member of your household (including a roommate )is considering investing in one of Xanadu’s suppliers, vendors, customers or competitors, you should take great care to make sure that the investment does not compromise your obligations as a Xanadu Representative.

Things to consider in determining whether there is a real or seeming conflict:

●	The size and nature of the investment;

●	Your ability to influence Xanadu’s decision;

●	Your access to Xanadu’s confidential information; and

●	The nature of the relationship between Xanadu and the other company.

25.0 Gifts, Meals, Hospitality and Entertainment

Building strong relationships and socializing with customers, vendors, distributors, resellers and suppliers is an integral part of building important business relationships where it is reasonable and proportionate. However, good judgment should be exercised in providing business meals and entertainment or gifts, so that all such conduct is consistent with Xanadu’s legal and ethical obligations in relation to anti-bribery and corruption. You must act in accordance with Xanadu’s Anti-Corruption and Anti-Bribery Policy, which you must review in full. Nothing in this Code alters your obligations in accordance with that policy. You should not solicit, request or give or accept any gift that would affect or influence, or give the appearance of affecting or influencing, the business relationship at hand or your judgment in carrying out your duties and responsibilities for Xanadu. You may never use personal funds or resources to do something that cannot be done with Xanadu resources, and you are not allowed to lower the value of a gift by absorbing a portion of the cost yourself.

In addition, you should avoid any actions that create a perception that Xanadu sought or received favorable treatment from other entities or people in exchange for business courtesies such as gifts, gratuities, meals, refreshments, entertainment or other benefits. On occasion, you may be offered a gift, travel, or other compensation by someone in connection with the work you do as a Xanadu Representative or Agent. A good rule of thumb to use in considering whether to accept the gift is whether you would be comfortable telling your manager about the gift or having your acceptance of it known by the public.

26.0 Insider Trading

Because Xanadu believes firmly in transparency and trust across the organization, you may find yourself in possession of material information in relation to Xanadu’s business. Material information can be positive or negative and includes both material facts and material changes (as defined under Canadian securities laws). Information is “material” if it would influence a reasonable investor in deciding whether to buy or sell the Company’s shares or, if disclosed to the public, would reasonably be expected to have a significant effect on the market price or value of the shares.

Xanadu Representatives are prohibited from buying or selling shares of the Company if they are aware of material non-public information about Xanadu. Xanadu Representatives are also prohibited from informing another person of material non-public information about Xanadu before such information has been generally disclosed, and from recommending another person purchase or sell securities of Xanadu before the material non-public information has been generally disclosed. For more information, please see the Insider Trading Policy.

27.0 No Bribery or Corruption

Xanadu Representatives are prohibited from bribery and corruption in all their forms. Xanadu will not tolerate bribery or corruption in any form or for any purpose. There is no potential benefit that can justify damaging Xanadu’s integrity and reputation, or the trust others place in Xanadu.

You must comply fully with Xanadu’s Anti-Corruption and Anti-Bribery Policy, and all applicable laws that prohibit bribery and corruption. Many of these laws are very broad and apply to both government and private or commercial bribery and corruption.

You are responsible for ensuring that you understand the applicable laws and Xanadu’s Anti-Corruption and Anti-Bribery Policy. If you have a question regarding any gift, entertainment or other expense, consult with the office of the Chief Legal Officer before incurring or authorizing the expense.

28.0 Unlawfully Obtaining Business Intelligence

Gathering information about Xanadu’s competitors through publicly available sources, customers (only if the information is not subject to a confidentiality agreement and is not gathered for an otherwise impermissible purpose) and independent third parties, often called competitive intelligence, is a legitimate business practice. It helps Xanadu stay competitive. However, business intelligence must always be obtained appropriately from legitimate sources and should never be sought from competitors. Competitive intelligence may be sought from independent third parties or industry groups but any data shared by them should: be anonymized prior to being shared, involve only historical information, and involve enough participants where benchmarking or surveys are involved such that specific data points cannot be connected to the original source.

You must not steal or unlawfully use the information, material, products, intellectual property or proprietary or confidential information of others, including that of business partners and customers. These rules also apply to consultants, vendors and other partners Xanadu retains.

29.0 Fair Sales and Marketing Practices

We strive to outperform our competition fairly and honestly through superior performance and not through unethical or illegal business practices. Xanadu does not participate in any activities that unfairly harm competition. Xanadu wants to win, but win fairly.

Xanadu strives to accurately represent itself and its products in its marketing, advertising and sales materials. Xanadu can promote its products and make comparisons between it and its competitors.

Promoting Xanadu’s products or business through claims that are false or misleading in a material respect or making unsubstantiated performance claims relating to Xanadu’s products is prohibited under competition laws and is inconsistent with Xanadu’s policies.

Xanadu unilaterally conducts its business affairs based on its own independent business judgment and best interests. Agreements among competitors to fix prices, restrict output, allocate customers or markets or rig bids are illegal and the consequences of violation are severe. Xanadu Representatives must always set prices, inventory and other terms of sale independently of competitors. To make such commercial decisions in collaboration with competitors violates competition laws and this Code. Xanadu Representatives must not share competitively sensitive information with competitors nor may such information be obtained such from competitors. Some examples of competitively sensitive information are information concerning prices, discounts or other terms or conditions of sale; profits or profit margins; costs; volumes of production or supply; allocation of products, services, customers, markets or territories; boycotts of customers or suppliers; customer-specific information; business and strategic plans; or bids or the intent to bid or even discuss or exchange information on these subjects.

30.0 Competing Fairly for Labour

Hiring and retaining the best employees is critical to the success of Xanadu. Xanadu works hard to compete with other employers to hire and retain the best talent.

It is illegal for Xanadu to enter into an agreement with another employer(regardless of whether they compete with Xanadu) to: fix, maintain, decrease or control wages or terms and conditions of employment; or not solicit or hire each other’s employees. Xanadu Representatives and Agents must not enter into an agreement or understanding of any kind with another employer to fix, maintain, decrease or control wages or terms and conditions of employment; or not solicit or hire each other’s employees. To avoid the appearance of any such agreement, Xanadu Representatives must not share information with other employers relating to Xanadu’s wages and terms and conditions of employment.

31.0 Financial Matters

It is Xanadu’s policy to make full, fair, accurate, timely and understandable disclosures in compliance with applicable laws and regulations in all reports and documents that Xanadu files with, or submits to, the SEC, Canadian securities regulators, state and provincial agencies, and in all other public communications made by Xanadu. You are expected to act responsibly and exercise sound judgment with respect to Xanadu’s finances and financial reporting. Investors rely on accurate and fair financial and business information to understand Xanadu’s financial results and make informed decisions. You may execute financial transactions only with authorization and in compliance with Xanadu’s policies and are expected to record and report all financial transactions and business information honestly and accurately, to comply with applicable laws, regulations and accounting practices and maintain Xanadu’s internal controls over financial reporting and disclosure controls and procedures.

Depending upon your position with Xanadu, you may be called upon to provide information to help ensure that Xanadu’s financial disclosures are complete, fair, accurate and understandable. You are expected to use all reasonable efforts to provide complete, accurate, objective, relevant, timely and understandable answers to inquiries related to Xanadu’s financial disclosures. If you are involved in preparing financial disclosures, you must use all reasonable efforts to comply with Xanadu’s disclosure controls and procedures.

If you believe that any disclosure is materially misleading or if you become aware of any material information that you believe should be disclosed in Xanadu’s disclosures, it is your responsibility to bring this information to the attention of the office of the Chief Legal Officer. If you believe that questionable accounting or auditing conduct or practices have occurred or are occurring, you should follow the procedures set forth in the Whistleblower Policy.

Financial Statement Preparation

If you contribute in any way to the preparation or verification of Xanadu’s financial statements and other financial information, you must ensure that Xanadu’s books, records and accounts are accurately maintained. You must also cooperate fully with Xanadu’s finance department, as well as its independent public accountants and counsel. If you are involved in the preparation of Xanadu’s financial statements, you must:

●	Be familiar with and comply with Xanadu’s disclosure controls and procedures and its internal control over financial reporting; and

●	Take all necessary steps to ensure that all public communications about Xanadu’s financial and business condition provide full, fair, accurate, timely and understandable disclosure.

Business Expenses

You are expected to incur business expenses wisely. When you submit an expense for reimbursement or spend money on Xanadu’s behalf, you must make sure that the cost is reasonable, directly related to Xanadu’s business, supported by appropriate documentation and in compliance with Xanadu’s policies. Always submit expense reports in a timely manner, record the business purpose and relevant details and comply with all submission requirements. If you are uncertain about whether you should spend money or submit an expense for reimbursement, you should check with your manager. Managers are responsible for all money spent and expenses incurred by their direct reports and should carefully review such expenses and supporting receipts before approving.

32.0 Money Laundering and Third-party Payments

Xanadu is committed to ensuring that Xanadu, Xanadu Representatives, and all those with whom Xanadu does business conduct business in compliance with all applicable laws, rules and regulations, with honesty and integrity, and with high ethical standards. This includes applicable laws relating to money laundering.

Money laundering occurs when individuals or organizations attempt to conceal illicit funds or make such funds look legitimate. Money laundering takes a number of forms and covers everything from small scale tax-evasion through to corruption and international organized crime. If you are requesting payments to vendors or potential vendors, or are monitoring payments we receive, you must flag suspicious activity.

33.0 Human Rights and Environmental Compliance

All Xanadu Representatives are expected to adhere to Xanadu’s commitment to promoting respect for internationally recognized human rights as set forth in the United Nations Universal Declaration of Human Rights and any human rights codes or legislation in force in jurisdictions in which Xanadu conducts business. Xanadu strictly prohibits forced labour and child labour within our business, operations and supply chains. Xanadu upholds high standards for how we operate. As a company, Xanadu considers the environmental and social impacts of our decisions and considers the importance of sustainable business practices.

34.0 Equal Employment Opportunity

Xanadu is an equal opportunity employer. Xanadu makes all employment decisions based solely on merit and provides equal employment opportunity to all applicants and employees without discrimination on the bases of age, race, color, religion, creed, national origin/place of origin/ethnic origin (including ancestry), disability, predisposing genetic characteristic, gender, sexual orientation, gender identity or expression, marital status, familial status, pregnancy, military status, citizenship, receipt of public assistance (in housing), record of offences (in employment) or any other classification protected by applicable state, provincial, federal, local or foreign laws (each a “Protected Characteristic”).

Xanadu is committed to promoting equal employment opportunity for all qualified individuals with a disability in accordance with applicable law, including by reasonably accommodating the known disabilities or medical conditions of qualified applicants and employees.

Any Xanadu Representative acting contrary to or interfering with this commitment will be deemed to be acting contrary to this Code.

35.0 Discrimination, Harassment, and Retaliation

Xanadu is committed to providing a work environment free of discrimination, harassment and retaliation. It is against the law and a violation of the Code for any Xanadu Representative to engage in discrimination or harassment on the basis of any Protected Characteristic, or to retaliate against an individual for the reasons discussed below. Both Xanadu and the law prohibit unlawful employment discrimination. Unlawful discrimination occurs in employment when an employer makes employment decisions based on the Protected Characteristic of an applicant, consultant, contractor or employee.

Both Xanadu and applicable law also prohibit unlawful workplace harassment. Unlawful harassment is unwelcome conduct, based on a Protected Characteristic, that is sufficiently severe or pervasive to alter the terms and conditions of employment or creates an intimidating, offensive, or abusive working environment. Sexual harassment is a specific type of harassment involving either unwelcome sexual advances, or visual, verbal or physical conduct based on sex, gender, pregnancy or related stereotypes. Sexually harassing conduct can be between persons of the same or different genders.

Xanadu does not tolerate, nor does the law allow, retaliation against an individual for opposing, reporting, or participating and/or cooperating in any investigation, proceeding or hearing regarding discrimination, harassment or retaliation prohibited under the Code.

Any Xanadu Representative acting contrary to or interfering with the policies set forth above will be deemed to be acting contrary to this Code.

36.0 Safety and Security

Xanadu expects you to treat others fairly and with respect and to be professional at all times. Xanadu promotes and provides a work environment free of violence and it is committed to the safety and security of its employees and property. Xanadu will not tolerate threats of violence, acts of aggression, intimidation or hostility. You may not possess firearms, other weapons, explosive devices or dangerous substances or materials in the workplace. Any potentially dangerous situation must be reported immediately in accordance with Xanadu’s Whistleblower Policy.

37.0 Alcohol And Drugs

Any misuse of alcohol or legal drugs (prescribed or un-prescribed), or the use of any illegal drugs, may jeopardize job safety and/or performance, and is prohibited in the Xanadu workplace. No Xanadu Representative or other third-party acting on Xanadu’s behalf may enter the workplace under the influence of alcohol or such drugs that may impair safety and/or performance.

38.0 Queries; Reporting Violations of The Code

If you have any questions about how this Code should be followed in a particular case, please contact a member of the office of the Chief Legal Officer. All Xanadu Representatives are expected to talk to appropriate personnel within Xanadu when in doubt about the best course of action in a particular situation and to report any breach or suspected breach of law, this Code or any of Xanadu’s other policies as soon as possible. Start with your supervisor, but if that’s not appropriate, go directly to the office of the Chief Legal Officer or use any of these:

●	Email: legal@xanadu.ai

●	Visit: www.reportit.com

●	Call: Ethics Hotline, anonymous option available 24 hours a day: 877-700-7020

Rest assured, Xanadu will not tolerate retaliation against anyone who raises a concern in good faith. Nothing contained in this Code limits or otherwise prohibits an employee from communicating with, filing a charge or complaint with, or otherwise participating in any investigation or proceeding with any Canadian or United States federal, state, provincial, or local governmental agency or commission (e.g., the SEC), including providing documents or other information, without notice to Xanadu.

39.0 Consequences of Violation of The Code

Failure to comply with the Code may result in severe consequences, which could include internal disciplinary action or termination of employment or service provision arrangements without notice. The violation of the Code may also violate certain Canadian, United States and/or other laws in jurisdictions where Xanadu operates and if it appears that a Xanadu Representative may have violated such laws, then Xanadu may refer the matter to the appropriate regulatory authorities, which could lead to penalties, fines or imprisonment.

40.0 Review of and Changes to the Code

The Board shall review and evaluate this Code from time to time to determine whether this Code is effective in ensuring that Xanadu’s business and affairs are conducted with honesty, integrity and in accordance with the highest ethical and legal standards. The Board reserves the right in its sole discretion to modify this Code. Any amendments will be promptly disclosed if and as required by applicable securities law and/or stock exchange rules.

41.0 Waivers Of the Code

Any waiver of this Code with respect to a member of the Board or executive officer of the Company may be made only by the Board or a committee of the Board and will be promptly disclosed if and as required by applicable securities law and/or stock exchange rules.

Effective as of: March 26, 2026

Approved by:  Xanadu Board of Directors

See also:

●	Anti-Corruption and Anti-Bribery Policy

●	Anti-Money Laundering and Sanctions Policy

●	Insider Trading Policy

●	Whistleblower Policy

●	Policy on Corporate Disclosure and Confidentiality of Information

This list of related policies is subject to change.